UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934
(Amendment No. 6)*

ACCENTURE LTD
(Name of Issuer)

Class X common shares, par value $0.0000225 per share
(Title of Class of Securities)

N/A
(CUSIP Number)

Douglas G. Scrivner
1661 Page Mill Road
Palo Alto, California 94304
(650) 213-2000
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

June 3, 2004
(Date of Event which Requires Filing of this Statement)

If a filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ _ ].

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------- ---------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Each of the persons identified on Appendix A.

--------- ---------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

          As to a group consisting solely of Voting Provision
          Persons (1)                                                    (a) [X]
          As to a group consisting of persons other than Voting
          Provision Persons                                              (b) [X]

--------- ---------------------------------------------------------------------
   3      SEC USE ONLY

--------- ---------------------------------------------------------------------
   4      SOURCE OF FUNDS:

          OO (Applies to each person listed on Appendix A)

--------- ---------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEM 2(d) or 2(e)                                    [_]

          (Applies to each person listed on Appendix A)
--------- ---------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION

          As indicated on Appendix A.
-------------------------------------------------------------------------------

                      7     SOLE VOTING POWER (See Item 6)
 NUMBER OF
   SHARES                   0
BENEFICIALLY
  OWNED BY
    EACH           -------- ---------------------------------------------------
 REPORTING            8     SHARED VOTING POWER (See Item 6)
   PERSON
    WITH                    240,944,310

                   -------- ---------------------------------------------------
                      9     SOLE DISPOSITIVE POWER (See Item 6)
                            As to all Voting Provision Persons other than
                            Stichting Naritaweg I and Stichting Naritaweg II,
                            less than 0.01% of outstanding Common Shares (2)

                            As to Stichting Naritaweg I,  21,728,465
                            As to Stichting Naritaweg II, 24,509,047

                   -------- ---------------------------------------------------
                      10    SHARED DISPOSITIVE POWER (See Item 6)
                            0

-------------------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          240,944,310
--------- ---------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
          EXCLUDES CERTAIN SHARES                                           [ ]

--------- ---------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          65.3% (3)
--------- ---------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON

           OO  as to the persons listed on Appendix A under the caption
          "Stichtings"; IN as to all other persons listed on Appendix A
--------- ---------------------------------------------------------------------

NOTES:

(1) For a definition of this term, please see Item 2.
(2) For a definition of this term, please see Item 1.
(3) Each Voting Provision Person disclaims beneficial ownership of common shares held by each other Voting Provision Person.

CUSIP NO. G1150G 11 1

Appendix A

Item 1	Item 6
Names of Reporting Persons	Citizenship
Aalbregtse, R John	United States
Abberton, David A	Australia
Abbosh, Oday	United Kingdom
Abbosh, Omar	United Kingdom
Abigail, George	United States
Abiuso, Carmela A	United States
Abood, David J	United States
Acevedo Frias, Fernando	Spain
Adams, Alton L	United States
Adelman, Michelle R	United States
Adkins, Kedrick D	United States
Adler, Greg S	United States
* Adler, Paul John	United Kingdom
Adriao, Paula	Portugal
Aerts, Kees C	The Netherlands
Ahlstrom, Scott K	United States
Ahrens, Darrin E	United States
Aizawa, Toshihiko	Japan
Ake, Kennet W	United States
Alairys, Tamara D	United States
Al-Ani, Ayad	Germany
Albuquerque, Sebastiao C G	Portugal
Alcobia, Jose Jorge	Portugal
Alcoverro, Alejandro C	Argentina
Alessi, Stephen Martin	United States
Alfieri, Michael A	United States
Alger, W Christopher	United States
Aliquo, Angelo	Italy
Allaby, Mark J	Australia, United Kingdom
Allatt, Brian	United Kingdom
Allen, Christopher J	United States
Allen, Claire Louise	Australia
Altiero, Samuel F	United States
Altmann, Alexandra	Germany
Alvarado, Raul Eugenio	United States
Alvarez, Roberto	Argentina
Anderson, Brett B	United States
Anderson, Eric A	United States
Andes, Grant	United States
Andre, Arnaud	France
Andre, Steve Wayne	United States
* Andrews, David M	United States
Andrews, Greg	United States
Andrews, Jonathan S	United Kingdom
Angelastro, Mario A	Argentina
Anma, Yutaka	Japan
Anslinger, Patricia	United States
Ansusinha, Theodore	United States
* Apregan, G Craig	United States
Arcudi, Claudio	Italy
Arenberg, Thomas E	United States
Arjmand, Masud M	United States
Arkeri, Sheela P	Australia
Arky, Margaret Elizabeth	United States
* Armstrong, William John	Canada
Arnott, James Herbert	South Africa
Arora, Sandeep K	India
Arrighini, Luigi	Italy
Arthur, Ian G	United Kingdom
* Astall, Elisabeth A	United Kingdom
Astorian, James A	United States
* Atihe, Eduardo	Brazil
Atkins, Christopher G	Australia
Atkinson, John D	United States
Aubert, Olivier	France
Auchere, Herve	France
Audia, John	Canada
Auman, Kenneth	United States
Awad, Samuel A	United States
Azagury, Jack Elison	United States
Baba, Akifumi	Japan
Baccelli junior, Ansano	Brazil
Bacic, Chris J	United States
Bacon, Sylvain	Canada
Badaloni, Luigi	Italy
Badower, Myron R	United States
Baecker, Thomas P	Germany
Baier, Andreas	Germany
Bailey, James E	United States
Bailey, Marylou Y	United States
Baker, Ann Frances	United Kingdom
Baker, Christopher M	United States
Baker, George Clayton	United States
Balaguer, Ellen M	United States
Baldwin, Kenneth Wayne	United States
Ball, Charles	France, Peru
Ballesteros, Jordi	Spain
Ballow, John J	United States
Ban, Muneatsu	Japan
Barancourt, Jerome	France
Baranda, Ana	Spain
Barbour, Christopher E	Australia
Barboza, Silvio L	Brazil
Bardaji Pascual, Alberto	Spain
Barden, Thomas D	United States
Barlock, Stephen A	United States
Barnard, Roderick E	Australia
Barnes, Alan H	United States
Barnes, Nigel	United Kingdom
Barringer, C Keith	United States
Barry, Thomas Brendan	United Kingdom
Barsanti Vigo, Pedro	Spain
Bartels, Rachael M J	United Kingdom
Barton, Michael P	United States
Barton, Troy B	United States
Barzaghi, Giuseppe	Italy
Bas Monerris, Joaquin F	Spain
Bass, Christy G	United States
Batista, Martha J	United States
Battistoni, Kathy L	United States
Bauer, Alex	France
* Baughn, John B	United States
Baumgartner, Christian	Switzerland
Beadle, Nathan E	United States
Beaton, Mark	United Kingdom
Bedi, Arjun	United States
Beg, Jeffrey I	United States
Bell, John T	South Africa, United Kingdom
Bell, Phillip J	United States
Bell, Royce Michael James	United Kingdom
Bell Jr, Thomas Rowe	United States
Bellamit, Philippe	France
Bellas, Peter C	United States
Benadiba Wahnich, Jacob	Spain
Benitez, Jorge L	United States
Benore, Michael J	United States
Benrais, Karim A	France
Benson, La Cinda S	United States
Benton, Daniel Mark	United Kingdom
Benzecry, Oliver J	United Kingdom
Berens, Michael M	United States
Bergman, Ernst-Jan	The Netherlands
Bergmueller, Franz	Germany
Berry, Giancarlo N	Brazil
Berry, Randall E	United States
Berthon, Bruno	France
Berton, Robert M	United States
Bertschinger, Adrian Michael	South Africa
Bervoets, Marc F	Belgium
Besse, Jonathan F	United States
Bhanap, Richard G	United Kingdom
Bhansali, Uday	India
Bichet, Stephanie B	United States
Bieber, David L	United States
Bienert, Andreas L	Germany
Bienz, Pius	Switzerland
Bill, Holger	Germany
Billington, Nicholas	United Kingdom
Birchenough, Donald A	Canada
Biscay, Gilles	France
Blackadder, Peter Nigel	United Kingdom
Blair, Alastair Murray	Ireland
Blakey, Robert V	United States
Blanchard, Andrew J	United States
Blanco Barrios, Manuel Alfredo	Spain
Blennerhassett, Leo	Ireland
Bloch, Andrew David	United States
Bloem-Dunster, Lucy	United Kingdom
Blumberg, David L	United States
Boath, David D	United Kingdom
Boelens, Pieter W	The Netherlands
Bohm, Lars A	Sweden
Boitel, Christophe	France
Bokobza, Jean Pierre	France
* Boldrini, Fernando Jimenez	Brazil
Bolstad, Martin Fuhr	Norway
Bolton Jr, James Richard	United States
Bolton, Jamie M	Australia
Bonger, Valentijn	The Netherlands
Bonizzato, Saulo L	Brazil
Boone, H Keith	United States
Boren, Cody	United States
Boretto, Danilo	Italy
Bosche, Pierre	France
Boubon, Franck	France
Boudreau, Mark	Canada
Boueilh, Philippe	France
Boulanger, Paul A	United States
* Boushka, Michael E	United States
Bova, Michael A	United States
Bowler, James T	United States
Bowman, Michael L	United States
Boyle, Mark Andrew	Australia
Bozarth, Michael D	United States
Bozzella, Kim Ladota	United States
Bradley, Brendan Walsh	United States
Bradley, Cathy L	United States
Brady, Nigel P	United Kingdom
Braeckmans, Karen M	Belgium
* Brakeley, Harry H	United States
Brash, Catriona M	Australia
Bray, Donald M	United States
Bray, Simon P	Australia
Breen, Nina L	United States
Breen, W Terence	United States
* Breene, Richard Timothy Simmons	United Kingdom
* Bremhorst, James C	United States
Brennan, Scott R	United States
Bresnahan, Susann F	United States
Brienzi, Frank D	United States
Briggs, Jerry H	United States
Brio Gonzalez, Santiago Jesus del	Spain
Brocken, Marco P	The Netherlands
Brocklesby, Chris	United Kingdom
Broda, Randy A	Canada
Brody, Rachel R	United States
Broms, James Bentley	United States
Brosnan, Maureen L	United States
Brouwer, Ad-Jan	The Netherlands
Brower, Richard L	United States
Brown, Charles Patrick	United States
Brown, Dave	United Kingdom
Brown, Fred W	United States
Brown, Stephen T	United States
Brown, Thomas C	United States
Browne, Edward Lambert	United Kingdom
Broyden, Chris	United Kingdom
Brugidou, Antoine	France
Bruni, Mark J	United States
Bruno, Giovanni Paolo	Italy
Bryant, Mark G	United Kingdom
Brydon, Thomas E	United States
Buening, Norbert	Germany
Bugge, Vincent E	United States
Bulletti, Christian	Italy
Bumstead, Jon Culver	United Kingdom
Burgess, Paul A	United Kingdom
Burgos Gonzalez, Raul	Spain
Burke, Thomas M	United States
Burns, Ann V	United Kingdom
Burns, Brian S	United States
* Burns, Steven Robert	United States
Busby, Khan	United Kingdom
Butcher, Thomas L	United States
Butkow, Clive J	South Africa
Byanna, Vidya S	United States
Byrne, Patrick Michael	United States
Cabanes, Jean	France
Cable, Brad P	Australia
Cadarso Marques, Carlos	Spain
Calby, Douglas H	United States
Calcutt, Philip Michael	United States
Callaway, Peter C	Australia
Callet, Serge E	France
Calloway, Robert M	United States
Calvert, Robert C	United States
Calvin, Paul D	United States
Cameron, Todd Stanley	United States
Campbell, Lisa L	United States
Campbell, Nicholas Y	United States
Canning, James Edward	Canada
Canter, Neil	United States
Cantwell, Paul Lonan	Ireland, United Kingdom
Caplan, Lisa L	United States
Cappelli, Alessandro	Italy
Caramonta, Darrin J	United States
Carminati-Rabasse, Armelle	France
Carnahan, Kevin	United States
Caroselli, Filippo	Italy
Carrigan, Chris	United Kingdom
Carrizo, Eduardo	Argentina
Carroll, Greg John	Australia
Carson, Visda M	United States
Cartwright, David	United Kingdom
Cartwright, Paul	United Kingdom
Casado Gonzalez, Jose Manuel	Spain
Casiraghi, Luca	Italy
Cassinadri, Marco	Italy
Castilla Ortuno, Jorge Carlos	Mexico
Castle, Robert J	United States
Catlett, John M	United States
Cavaliero, Johnny J	United States
Cavenaugh, Daniel L	United States
Celi, John	United States
Celsi, Stefania	Italy
Cerdan, Ricardo M	Argentina
Cerny, Keith Joseph	United States
Chalaby, Cherine Mohsen	United Kingdom
Chalifoux, Martin	Canada
Chan, Daniel Hiok Khiang	Malaysia
Chan, Foo Tuck	Malaysia
Chang, Min X	United States
Chang, Richard A	United States
Chaniot, Philippe	France
Chanmugam, Ravi	United States
Chapin, Lloyd W	United States
Chapman, Eric	United States
Chauffard, Philippe C	France, Switzerland
Chaure Bueno, Manuel	Spain
* Chaves, Jose Marcos	Brazil
Chee, Lai Yong	Singapore
Cheese, Peter Ayrton	United Kingdom
Chen, David M	United States
Chenelle, Joseph D	United States
Chestnut, Gregory P	United States
Chew, Robert	Singapore
Chi, Youngcho	South Korea
Chikayasu, Yoshio	Japan
Childs, Richard A	United Kingdom
Ching, Yew Chye	Malaysia
Chisman, Ricardo	Brazil
Chiu, Paul C	United States
Cho, Bum-Coo	South Korea
Chong, Chuan Neo	Malaysia
Choong, Tuck Oon	Malaysia
Chow, Tong Ful	Malaysia
Chowla, Manoj	United States
Christin, Serge E	France
Christou, Alex	United Kingdom
Chung, Michael H	United States
Clamp, Adrian Paul	United Kingdom
Clancy, J Anthony	United States
Clark, Brian A	United States
Clark, Gregg A	United States
Clark, Richard P	United States
Clark, Scot W	United Kingdom
Clarke, Andrew	Australia
Clauser, Robert C	United States
Clements, Stewart Robert	United Kingdom
Cleminson, Andrew	United Kingdom
Climie, Ken G	United Kingdom
Cline, Mitchell R	United States
Cline, William F	United States
Clinton, David R	United Kingdom
Coates, Larry L	United States
Coffey, John L	United States
Cole, Martin I	United States
Colella, Sergio	France
Coleman, James B	United States
Colle, Serge	Belgium
Collins, Michael F	United States
Collins, Michael J	United States
Collinson, Shawn	United Kingdom
Colmena, Antonio	Spain
Colome, Jordi	Spain
Colomina, Ramon	United States
Coltsmann, John F	United Kingdom
Comerford, Joellin	United States
Condit, Brian J	United States
Condon, Michael G	United States
Conforti, Daniel F	Argentina
Convey, Steven G	Canada
Copacino, William C	United States
Coppe, Grieg W	United States
Cora, Marcelo G	Argentina
Corcoran, Marian	Ireland
Corless, Kenneth	United States
Cornelius, Craig B	United States
Cornelius, Richard D	United States
Correia, Teutly	Brazil
Costello, Michael J	United States
Costonis, Michael A	United States
Cottey, Paul T	United States
* Coughlan, Anthony G	United States
Coughlin, Richard J	United States
Cougoul, Jean Louis	France
Courtney, Peter Roger	United Kingdom
Cowan, Christopher M	United Kingdom
* Craig, Pamela J	United States
Cranley, Thomas A	United States
Craver, Jon D	United States
Crennan, Karen	United States
Cretot, Pascal	France
Crook, Paul	United Kingdom
Crosby, Phil J	United States
Crothers, William	United Kingdom
* Crow, David A	United States
Crowley, James D	Ireland
Crump, Christopher L	United States
Cruz, Rita Francisca S	Philippines
Cuddihey, Alden	Canada
Culp, Steven R	United States
Cunningham, John Edward	United States
Curtis, Andrew R	United Kingdom
Curtis, Gary A	United States
Cusano Jr, John Michael	United States
Cyrenne, France Leila	Canada
Dahle, David R	United States
Dalton, Pierre L	South Africa
Daly, Ger M	Ireland
Dandridge, William W	United States
Darby, Margaret Harrison	United States
Darland, Daniel W	United States
Darman, Ghazali	Malaysia
* Darneau, Philippe H	France
Daugherty, Paul R	United States
D'Avanzo, Robert Lewis	United States
David, Libor	Czech Republic
David, Michael R	United States
Davidson, David A	United States
Davidson, Fritha A	South Africa
Davies, Colin K	Canada
Davies, Owen Barrasford	United States
Davin, Christopher P	United States
Davis, Bradley W	United States
Davis, John E	United States
Davis, Jon Philip	United Kingdom
Davis Jr, Joseph E	United States
Davis, Mary Catherine	United Kingdom
Day, David W	United States
De Blauwe, Eric	France
de Boer, Hans	The Netherlands
De Jong, Antony	Australia
De Kegel, Marc O	Belgium
de Lavenne, Eric	France
de Ridder, Yvonne B	The Netherlands
de Villiers, Frikkie	South Africa
De Winter, Gert M	Belgium
Dean, Paul J	Australia
Deblaere, Johan G	Belgium
Decatur III, Irving Chase	United States
Decottignies, Eloi	France
Degener, Heinrich	Germany
Deitcher, Cheryl L	United States
deJongh, LaMae Allen	United States
Del Santo, John L	United States
Delaide, Philippe	France
Delaporte, Vincent	France
Delattre, Allen J	United States
Delesalle, Marc P	United States
Delhaye, Catherine	France
Delicati, Patrizio	Italy
Delorme, Pascal A	France
Demarest, Stephen M	United States
Demaria, Regis	France
DeMay, Brian C	United States
Dempsey, Stephen J	United Kingdom
Deniau, Jean-Marc	France
Dennis, Gregory C	United States
Dennis, Michael A	United States
Denton, Kris P	United States
Derrick, R Douglas	United States
Dersy, Fabrice	France
Deryckere, Koen D	Belgium
Deschamps, David	France
Desco Agullo, Jose Manuel	Spain
Desmond, Andrew J	Ireland
Dettling, Drew S	United States
Deutsch, Harald	Germany
Deutsch Menache, Mauricio	Mexico
Deville, Neil	United Kingdom
Dewitte, Jan L	Belgium
Dewor, Eva	Germany
D'Giacomo, Giovina Silvana	Venezuela
Dicaprio, James R	United States
Dickey, Alexander P	United States
Dickey, James M	United States
Diemer, Otto	Germany
Dieperink, Guido H	The Netherlands
Dietrich, David R	United States
Diez, Francisco Javier	Spain
Diez Ballesteros, Jose Luis	Spain
DiGiorgio, Christopher S	United States
DiGregorio, Gino B	United States
Dik, Roger W	United States
Dillingham, Fraser M	United Kingdom
Dimidschstein, Fernand	Belgium
Dineen, Kenneth S	United States
Dinsmore, Earle R	United States
Dixon, Kevin J	Australia
Dobsa, Marek	Czech Republic
* Dodge, Warren J	United States
Doerr, Douglas R	United States
Dohnalik, David Joseph	United States
Donald, Alistair A	United Kingdom
Donnellan, Michael Andrew	United Kingdom
Donnelly, Christopher P	United States
Donohue, James C	United States
Donohue, Michael T	United States
Doocey, Tony	United Kingdom
Dooley, Kevin J	United States
Dooley, Roger Mayer	United States
* Downie, John Martin	Australia, United Kingdom
Doyle, Jonathan	Ireland
Doyle, Michael B	United States
Drake, John F	United States
Draper Jr, William Christopher	United States
* Driggs II, Woodruff W	United States
Drucker, Reid S	United States
Druzgala, Timothy D	United States
Duelks, Robert N	United States
Duff, Paul M	Ireland
Duffy, Michael G	Ireland
Duffy, Stephen Anthony	United Kingdom
Dugan, John D	United States
Dull, Stephen F	United States
Dunaway, Mark Wayne	United States
Dunbar, Todd A	United States
Duncan, Gary A	United States
Durocher, John F	United States
Dvorocsik, Andrew James	United States
Easton, Richard C	United States
Easton, Robert J	Australia
Eaton, Philip Anthony	United Kingdom
Ebbinghaus, Oskar	Sweden
Edelblut, John G	United States
Edwards, Matthew J	United Kingdom
Edwards, Nicholas Huw	United Kingdom
Edwards, Steven G	United States
Edwards, W Mark	United Kingdom
Effler, Peter J	United States
Egan, Michael E	United States
Egawa, Atsushi	Japan
Egerland, Jens C	Germany
Egly, Traci D	United States
Egunjobi, Segun Olakunle	Nigeria
Ehrhart, James M	United States
Eichmann, Don A	United States
El Saadani, Amr	Germany
Eleoff, Mark N	Canada
Ellingsen, John Erik	Norway, United Kingdom
Elliott, J Dean	United States
Ellis, James M	United States
Elron, Dan H	United States
Embree, Harvey Richard	United States
Emerson, Richard J	Australia
Endres, Patricia Ann	United States
Engel, John F	United States
Engels, Christian	Germany
Enggist, Markus	Switzerland
England, Simon John	United Kingdom
Englert, Bradley G	United States
Engoian, Michael H	United States
* Enjolras, Marc	France
Equale, Paul Joseph	United States
Ernst, Mark D	United States
Esposito, Ennio	Italy
Ethelston, Mike	United Kingdom
Etheredge, James O	United States
Ettel, Wolf Henning	Germany
Euwe, Mark J	The Netherlands
Evans, Nick Peter	United Kingdom
Everson, Phillip G	United Kingdom
Eymery, Pascal	France
Fabre, Gilles	France
Fagalde, Louis	France
Falcao, Jaime	Portugal
Faltz, Jean	Luxembourg
Farley, Catherine Strother	United States
Farrell, Michael	United Kingdom
Farrington, George L	United States
Favre, Donavon J	United States
Fekrat, Norman D	United States
Feller, Guido	Italy
* Ferezin, Luiz C	Brazil
Ferguson, Glover T	United States
Ferguson, Martin	United States
Fernandes, Jose Manuel	Portugal
Ferneyhough, Stephen David	United Kingdom
Ferrari, Daniele	Italy
Ferriani, Guido	Italy
Figueirido, Daniel V	Argentina
* Fikse, Eddy J	United States
Filby, Clare	United Kingdom
Filewych, Charles L	Canada
Findlay, Charles Boyd	United Kingdom
Fink, Gary S	United States
* Fiorenza, Alan M	United States
Fischer, Reiner	Germany
Fischer, Thomas M	United States
Fishman, Kenneth A	United States
Fitzgerald, Gary J	Australia
Fjornes, Erik	Norway
Flack, Simon	Australia
Flake, Jennifer V	United States
* Fleck, Mario	Brazil
Fledel, Eberhard M	Germany
Fleming, Henry Clifton	United States
Fleming, Mark Douglas	United States
Floether, Karl-Heinz	Germany
Flowers, James E	United States
Foong, Michael S	Malaysia
Forbes, Charles Scott	United States
Ford, Gill	United Kingdom
* Forehand, Joe W	United States
Formanek, Kay N	The Netherlands
* Fortes, Marcelo C	Brazil
Fosnacht, Fred M	United States
Foster, Drew W	United States
Foster, Mark	United Kingdom
Fowler, Stephen R D	United Kingdom
Fox, Michael C	United States
Fox, Thomas K	United States
Framil, Leonardo J	Brazil
Franz, Peter H	South Africa
Fraser, Stephen Michael	United Kingdom
Frazier, Albert H	United States
Frech, Todd N	United States
Fredriksen, Per Ingvald	Norway
Freedman, Jason C	United States
Freeland, John G	United States
* Frerichs, Robert N	United States
Friars, Andrew Douglas	Australia
Friedman, Joel P	United States
Friedman, Michele K	United States
Froehlich, Bruce P	United States
Fukuzawa, Ko	Japan
Fullone, Maria	Italy
Fulton, W Colin	United States
Furphy, D Wayne	Zimbabwe
Furusawa, Hironobu	Japan
Gach, Robert P	United States
Gadol, Elena	France
Gailey, Michael L	United States
Gajree, Punita	United Kingdom
Galamba de Oliveira, Jose	Portugal
Galbraith, Archie	United Kingdom
Galbraith, Jeffery A	United States
Gallagher, Michael John	United States
Gallant, Kelly P	Canada
Galley, Jean-Yves	France
Galue Amblar, Adolfo J	Spain
Gan Nyap Liou, Larry	Malaysia
Gandus, Riccardo	Italy
Gannon, Thomas M	United States
Garcia, Jerry Martin	Canada
Gargas, Randall Edward	United States
Gargiulo, Mark	United States
Garrick, Andrew Thorburn	United Kingdom
Gartside, David	United Kingdom
Gasc, Jean-Francois E	France
Gatewood, Jennifer A	United States
Gatignol, Laurent	France
Gattermeyer, Wolfgang	Austria
Gaudet III, Allen J	United States
Gay, Jean-Michel	France
Gazanego Jr, Mario	Brazil
Gazay, Xavier A	France
Gear, Susie	United Kingdom
Gearhart, James W	United States
Geddes, Ian David	United Kingdom
Gee, Terrence M	United States
Geise, August W	United States
Gelle, Marc	France
Gemin, Louanne	Canada
* Genesini Jr, Silvio Jose	Brazil
Genuini, Benoit	France
George, Philip A	United Kingdom
Gerlach, Juergen	Germany
Gershman, Anatole V	United States
Gibbs, Robert C	United Kingdom
Gibert Arce, Jordi	Spain
Gibson, Fiona E	United Kingdom
Gidron, Gil	Israel
Gielen, Roeland	Belgium
Gierlach, Dirk	Germany
Gilchrist, Stuart K	United States
Gilchrist, Tim	United Kingdom
* Gill, Gustavo	Brazil
Gillerot, Olivier Jean	Belgium
Gillespie, John H	United Kingdom
Gillet, Daniel G	Belgium
Gillett, Andrew Leonard	United Kingdom
Gillette, Ronald D	United States
Gilrain, Mark J	United States
Gingrich, John Charles	United States
Ginsburg, Lyle D	United States
Ginter, Brett Allen	United States
Giometti, Mark C	United States
Giovannitti, Vincenzo	Italy
Girard, Olivier	France
Gissler, D Neil	United States
Gist, Eric P	United States
Gith, Thomas	Germany
Glasmacher, Irmgard	Germany
Glass, Bart H	United States
* Glassberg, Andrew Mark	United States
Gleichenhaus, Barry A	United States
Godinho, Manuel M	Portugal
Goebel, Mark C	United States
Goerner, Michael	Germany
Goh, Aik Meng	Malaysia
Goh, Lawrence Chear Wah	Singapore
Goh, Lin Piao	Malaysia
* Golden, Richard J	United States
Golding, David	United Kingdom
Goldman, Max S	United States
Goldson, David S	United States
Gomes, Jose	Portugal
Goncalves, Roger	France
Goodman, John B	United States
Goodson, Michael D	United States
Goodwin, C Erickson	United States
Gopal, Sanjay	India
Gordon, Graeme D	Canada
Gordon, Noel A	United Kingdom
Gorine, Alexandre	Russia
Gosling, Paul	United Kingdom
Gosnell, Thomas K	United States
Gossage, James F	France
Gossage, Walter G	United States
Goto, Hiroshi	Japan
Gourbat, Hugues U	France
* Gourgey, William E	United States
Goutallier, Vincent	France
Govender, Vasathaven	South Africa
Gracy, Mary Beth	United States
Graf, Rolf	Switzerland
Graham, Geoffrey S	United States
Grainger, Raymond E	United States
Granger, Jorman D	United States
Grant, Colin D	United Kingdom
Grassel, Richard E	United States
Gratto, Steven E	United States
Green, William D	United States
Greer, Christopher M	United States
Greiner, Thomas R	United States
Grimsley Jr, James C	United States
Grison, Eric	France
Groenewoud, Anja H	The Netherlands
Grohs, Siegfried	Germany
Gronli, Roy	Norway
Grossi, Bruno	France
Grubb, David M	United States
Gruby, Bradford S	United States
Gruzin, Trevor J	South Africa
Guillemyn, Frank R	Belgium
Guittat, Philippe	France
Gupta, A J	United States
Guthridge, Gregory S	United States
Gutkowski, Stanley Joseph	United States
Gutman, Gene A	United States
Guzman Arrue, Ines Ramona	Spain
Gylden, Jamie J	United States
Haarmann, Guido	Germany
Haberman, Jack B	United States
Hagstrom, Jon E	United States
Hahn, Scott M	United States
Hajjar, Fred G	United States
Hakanen, Jouni	Finland
Hale, Timothy A	United States
Hall, James D E	United Kingdom
Halverson, Mark A	United States
Hamilton, Donald G	United Kingdom
Hamilton, Scott William	United Kingdom
Hamm, Ritchie Allen	United States
Han, Bong-Hoon	South Korea
Hanker, Jens	Germany
Hanley, Kevin Matthew	United Kingdom
Hanley, Thomas A	United States
Hanna, Arthur	United Kingdom
Hanna, Blake	Canada
Hannover, Per	Denmark
Hansen, Henrik E	Norway
Hansen, Jesper Hougaard	Denmark
Hansen, Nathan T	United States
Hanson, Dana	United States
Hansson, Mikael	Sweden
* Harbach, F Edwin	United States
Harford, Dean Francis	Australia
Haridy, Gasser	Greece
Harper, Christina Marie	United States
Harrell, Audrey R	United States
Harrington, Jon	United States
Harris, Charles L	United States
Harris, James G	United States
Harrison, Michael Joseph	United States
Harrison, Rhonda F	United States
Harrison, Scott F	United States
Hartigan, Jeffrey S	United States
Hartley, Catherine A	United States
Hartley, M S	United States
Hartman, Thomas J	United States
Haswell, John	United States
Hatano, Toru	Japan
Hathorne, Scott A	United States
Hatton, Trevor M	United Kingdom
Hauser, Marc	France
Haviland, Keith Frank	United Kingdom
Hawkins, John Stewart	United Kingdom
Hawn, Mark K	United States
Hay, Andrew M	United Kingdom
Hay, John Andrew	Australia
Hayes, James G	United States
Hayes, James E	United States
Haywood, Gary John	United Kingdom
Hazen, Phillip E	United States
Healey, Alan J	United Kingdom
Healy, Donagh	Ireland
Healy, Michael A	United States
* Heath, H Darryl	United States
Heck, Bernhard A	Germany
Heckenberger, Ulrich	Germany
* Heddens, James F	United States
Heemskerk, Peter O	The Netherlands
Heffernan, Gary	United Kingdom
Hegner, Norbert	Germany
Heideman, Michael Gerald	United States
Heinemann, Jorg G	United States
Heiser, David T	United States
Hemstritch, Jane S	Australia
Henderson, Iain	United Kingdom
Hendrickson, James C	United States
Hennemann, Walter	Austria
Hennessy, Mark R	United States
Henry, Michael	United States
Hermann, Steven W	United States
Hernandez, James O	United States
Hernandez, Julio J	United States
Hersch, Dale R	United States
Hertz, Ellen J	United States
Hess, Thomas H	United States
Hessler, Michael T	United States
Hetherington, Robert W	United Kingdom
* Heyns, Herman R	South Africa
Hickling, Harry C	Australia
Hielscher, Cindy L	United States
Higbie, Bill	United States
Higgins, Michael K	United States
Hildebrandt, Thomas A	United States
Hill, David L	United States
Hill, Richard W	United States
Hill, Rodger	United Kingdom
Hillen, Marc J	The Netherlands
* Hintlian, James Terry	United States
Hioki, Katsushi	Japan
Hitt, Bradley J	United States
Hodgett, Martin H	United States
Hodgson, David M	United Kingdom
Hodo, Chikatomo	Japan
Hoe, Kah Soon	Malaysia
Hoerrmann, Gerold	Germany
Hofbauer, Thomas H	Germany
Hoffman, Janet L	United States
Hofmeister, Douglas F	United States
Hogan, John G	Ireland
Hogan, Kevin P	United States
Hohnen, Robert A	Australia
Hollaender, Jochen	Germany
Hollander, David P	United States
Holmes, Peter	United Kingdom
Holmes-Woodhead, Sara	United Kingdom
Holsman, Richard H	United States
Holt, Edwin David	United States
Holtmann, Thomas	Germany
Holtschke, Bernhard	Germany
Hong, Montgomery Andrew	United States
Honohan, James P	United States
Honts, Rob W	United States
Hopkins, Ray	Peru
Horgan, Maureen S	United States
Horiguchi, Nobuhisa	Japan
Horton, Bruce John	United Kingdom
Hosking, David J	New Zealand
Hoss, Hans	Germany
Hotta, Tetsuya	Japan
Houck, Jill R	United States
Hourigan, Timothy J	United States
Housen, Patrick R	United States
Howard, Malcolm	United Kingdom
Howell, Nicholas F	United States
Hoyndorf, Karen	Germany
Hrusovsky II, John J	United States
Huber, Friedrich	Austria
Huffman, Lon J	United States
Hughes, Andre P	United States
Hughes, Barton L	United States
Hughes, John Bailey	United States
Hughes, Mark Andrew	United Kingdom
Hughes, Michael E	United States
Humbert, Yves V	France
Hundley, Stephen T	United States
Hunter, David R	Australia
Hurley, Shelley L	United States
Hurst, Steven	United Kingdom
Husseini, Khalid	Czech Republic
Hutcheson, Jeffrey D	United States
Hutchins, Dwight N	United States
Hwang, Hans	United States
* Ide, Gary S	United States
Igarashi, Shinji	Japan
Iidoi, Motoki	Japan
Inagaki, Masahisa	Japan
* Ingold, Roger	Brazil
Ingram, Wayne T	Canada
Isaji, Mitsuo	Japan
Iso, Yutaka	Japan
Ito, Hiroshi	Japan
Iyer, Kumar K	India
Jackowski, Michael A	United States
Jackson, Andrew	United States
Jackson, Bridget Helen	United Kingdom
Jackson, Jaime	Mexico
Jackson, Mark D	United States
Jacob, Erik	France
Jacobsen, Hakon	Norway
Jaeck, Bernard	France
Jahn, Hendrik CH	Germany
Jain, Sanjay	India
* James, Stephan A	United States
Janmohamed, Saleem	Canada
Javens, Glenn M	United States
Jecmen, Scott Joseph	United States
Jelf, Owen	United Kingdom
Jeltsch, Michael	Germany
Jenkins, Simon C	United Kingdom
Jenko, Gregory J	United States
* Jennings, Barry D	United States
Jensen, Edward W	United States
Jestin, Catherine	France
Jewitt, Raymond Hinley	United Kingdom
Johnson, Adam	United Kingdom
Johnson, Gregory	United Kingdom
Johnson, James C	United States
Johnson, Lisa Marie	United States
Johnson, Omobola Olubusola	Nigeria
Johnson, Robert J	United Kingdom
Johnson, Robert L	United States
Johnson, Robert Scott	United States
Johnson, Shayne	United States
Johnson, Sue C	United States
Johnston, Valerie L	United States
Jokinen, Jorma Heikki Olavi	Finland
Jones, Kenneth A	United States
Jones, Kevin R	United States
Jones, Sandra Auyer	United States
Jones, Tim J	United Kingdom
Jordan, Kyle Kirkpatrick	United States
Joshi, Dhananjay M	United States
Jue, Darryl W	United States
Julian, Kevin K	United States
Jung, Robert	Germany
Junker, Michael	Germany
Junkermann, Jens B	Germany
* Jupp, Vivienne	Ireland
* Jury, Timothy G	United States
Jusserand, Emmanuel	France
Juul, Sam	Germany
Kaehne, Jonathan D	Australia
Kaerner, Henning	Germany
Kalms, Brian Geoffrey	United Kingdom
Kaltenmark, John Kenneth	United States
Kamat, Chaitanya Madhukar	India
* Kampe, Stefan A	United States
Kane, Tom C	United States
Kaplan, Jonathan H	United States
Kapur, Atul K	India
Kapur, Sharad K	India
Karamooz, Saied R	United States
Karasawa, Ikuo	Japan
Karremans, Peter CA	The Netherlands
Karren, John Daniel	Australia
Kasamis, Douglas L	United States
Kasper, Martin	Germany
Katf, Ramez J	Australia
Kauderer, Steven I	United States
Kaufman, Sergio G	Argentina
Kavals, Victor P	Australia
Kazaoka, Masahito	Japan
Keane, Paul L	United States
Keller, Kenton C	United States
Kelly, Catharine J	United States
Kelly, Stephen P	Australia
Kelly, William F	United States
Kerger, Rodney J	Australia
Kerr, Sean M	United States
Kersch, Apolonia	Australia
Ketelaar, Rolf	The Netherlands
Kett, Ingo	Germany
Kettner, Norbert	Germany
Keyes, J Patrick	United States
Khanna, Sudhindar K	India
Kim, Hee Jip	South Korea
Kinder, Christopher W	United Kingdom
Kindleman, Craig R	Canada
Kinley, Guy H	United States
Kinney, John P	Ireland
Kirby, Hugh	United Kingdom
Kirchhof, Ina	Germany
Kirk, Peter	United Kingdom
Kirn, Peter F	United States
Kissels, Peter-Paul M J	The Netherlands
Kiyohara, Koichi	United States
Kjellevold, Geir T	Norway
Klee, Elizabeth C	United States
Klein, Michael	Germany
Klein Wassink, Bernhard J	The Netherlands
Kloess, Susanne	Germany
Knipp, Stefan	Germany
Knott, Michael	Canada
Kobayashi, Michael K	United States
Kobayashi, Yuhei	Japan
Koch, Benedikt J	Germany
Kochman, Martin	United Kingdom
Koehl, David J	United States
Koeller, Kim M	United States
Koivunen, Pasi	Finland
Komuro, Shigeharu	Japan
Korry, John D	United States
Korsstrom, Frank EU	Finland
Kostial, Margaret A	United States
Kozina, Christopher John	United States
Kraack, Thomas Allen	United States
Kracht, Carsten	Germany
Kraft, Bernhard F	Germany
Kraglund, Jakob Holmen	Denmark
Krall, Albert M	United States
Krause, Jeffrey A	United States
Krause, Michelle L	United States
Kreuzer, Robert	Germany
Kroc, Jaroslaw	Poland
Krueger, Daniel P	United States
Ku, Xian Hong	Malaysia
Kubokawa, Kazushi	Japan
Kuhn, Ralf	Germany
Kult, Gabriele	Germany
Kumar, Ajit	India
Kumra, Nalin	United Kingdom
Kunzweiler, John T	United States
* Kupres, Steven M	United States
Kuri, Eugenio	Mexico
Kurian, Ittoop Johannes	Germany
Kurvinen, Matti	Finland
Kvam, Kristian	Norway
Laackman, Donald J	United States
Laben, Nancy J	United States
Lacey, Kenneth Lee	United States
LaChapelle, Dana E	United States
Laffargue, Eric	France
Lahyani, Michel	Algeria
Laity, Robert K	United States
Lajtha, Adrian J	United Kingdom
LaLeike, Mark P	United States
Lamont, Julie E	United Kingdom
Lamont, Steven M	United States
Landia, Alexander	Germany
Landis, Ted Clark	United States
Lange, Christopher F	United States
Lange, Jonathan L	United States
Langlinais, Toni C	United States
Langst, Gerhard	Germany
Lapisse, Jean-Michel	France
Larez, Tomas	Venezuela
Larsen, Kristian	Norway
Larson, Paul M	United States
Lath, Russell K	Australia
Lathrope, Stephen M Michael	United Kingdom
Lau, Alex Wai-Leung	Hong Kong
Laub, Richard	France
Laudano, Kevin M	United States
Lauderback, Daniel D	United States
Laughner, J Scott	United States
Laurens, Robert L	United States
Laurie, William John	Australia
Lauwerens, Ed	The Netherlands
LaVelle, Katherine D	United States
Lavelle, Michael T	United States
* Lax, Robert T	United States
Lazzari, Roberto	Italy
Le, Minh Nguyen	United States
Le Masson, Bernard	France
Le Moal, Bruno	France
Le Saux, Nicolas	France
Lebeault, Vincent	France
Lee, Jae-Han	South Korea
Lee, Jin K	United States
Lee, John A	United States
Lee, Steven B	Australia
Lee, Suk-Geun	South Korea
Lee, Sze-wing	United States
Lee, Won-Joon	South Korea
Leger, Timothy	United Kingdom
Lehane, Dymphna	Ireland
Leitch, Sandra L	Canada
Lejeune, Xavier	France
Lemke, Stefan P	Germany
Lenihan, William F	United States
Leocadio, Antonio C	Portugal
Leoni, Pino	Italy
Leroux, Joel	France
Lesher, Richard E	United States
Leung, Patrick W	China
Levine, Seth M	United States
Levy, Jack R	United States
Levy, Lance Harold	South Africa
Li, Angel	Taiwan
Li, Gong	United States
Libonati, Roberto	Italy
Lichtenstein, John E	United States
Liebhart, James R	United States
Lieder, Harald	Germany
Lieftinck, Adriaan H	The Netherlands
Liljenberg, Jonas	Sweden
Lillie, Mark T	United Kingdom
Lim, Angelica	Malaysia
Lim, Beng Choon	Malaysia
Lin, Alex	China, Taiwan, United States
Link, David Cruzen	France
Linn, Norbert	Germany
Lipasti, Ilkka	Finland
Lipchin, Leonid	United States
Little, Ben T	United Kingdom
Livingston, Eric Allen	United States
Loane, Richard Kim	Australia
Loftus, Amy T	United States
Loftus, Paul D	United States
Lonbois, Eric F	Belgium
London, Daniel T	United States
Long III, John B R	United States
Loomis, Roy S	United States
Looser, Ulrich Jakob	Switzerland
Lopata, Iain D	United Kingdom
Lopes da Costa, Manuel	Portugal
Lopez, Philip A	United States
Lopez Espejo, Francisco Javier	Spain
Lorack, Stephen M	United States
* Lovelace, Lori L	United States
Lucarini, Michael A	United States
Lucy, Christopher Vernon	United States
Lui, Betty G	Philippines
Luker, Jeffrey P	United States
Luks, Howard C	United States
Lumb, Richard Andrew	United Kingdom
Lundell Berg, Charlotta Elsa Desiree	Sweden
Luther, Lance A	United States
Luukkonen, Sami Juhani	Finland
Lyon, Nicholas B	United States
Lyons, Mark John	United Kingdom
Ma, Jian	China
MacArthur, Deborah	United States
MacDonald, Douglas L	United States
Macedo, Bernardo Costa	Portugal
Macpherson, Andrew J	Australia
MacWillson, Alastair Carmichael	United Kingdom
Maeda, Kenzo	Japan
Maes, Luc Pierre	Belgium
Magimay, Alwin Kumar	Malaysia
Magnussen, Tore	Norway
Mago, Josef	Germany
Mah, Yong Sun	Malaysia
Maher, Kevin L	United States
Makanjee, Raju	South Africa
Makela, Jukka	Finland
Malecki, Denise D	United States
Malik, Asif F	United States
Malle, Klaus	Austria
Mallet, Philippe	France
Malm, Carl Christian	Norway
Malmberg, Juho Eruui Magnus	Finland
Mang, Frank Thomas	Germany
* Manhes, Pascal	France
Mann, David	Australia
Mann, Thomas O	United States
Mantas, Carlos	Portugal
Mantoan, Joseph A	United States
Marcellus, Adrian	Malaysia
Marchetti, Christian	France
Marcopoli, Gianluca A	Italy
Mardjan, Nitti L	The Netherlands
Mariani, Giovanni	Italy
Mariaud, Fabrice	France
Marie, Olivier Jean	United States
Marques, Vitor	Portugal
Marrone, Michele	Italy
* Martin, Robert T	United States
Maruyama, Makoto	Japan
Mascarenhas, Raul Jose Fonseca	Portugal
Mascolo, Lisa M	United States
Masella, Tony	Canada
* Massat, Patrice	France
Massie, Suzette L	United States
Mataconis, Thomas R	United States
Matchette, John B	United States
Mather, Guy	United Kingdom
Matsuzaki, Maki	Japan
Matte, Francois	France
May, Brian R	United States
Mayberry, Trent A	United States
Mayne, Jon	United Kingdom
Mayteedol, Leena	Thailand
Mazzatta, Mark	United States
Mc Mahon, Lynn H	United States
McCreadie, Stephen Jay	United States
McCulloch, Robert J	United States
McCurley, David M	United States
McDade, Jim	Canada
Mcdivitt, Kathleen Mary	United States
McErlane, William A	Ireland
McFarland, David Gordon	United Kingdom
McGill, Don	United Kingdom
McGinn, Michael A	United Kingdom
McGowan, Jeff R	United States
McGowan, Paul E	Ireland
McGrath, Charles Alexander	United States
McGrath, Christopher J	United States
McGrath, Michael G	United States
McGregor, Neil M	Australia
McHugh, John T	United States
McKay, Scott R	United States
McLaughlin, Meg T	United States
McNamara, Malcolm A	United States
McNeill, Lachlan P	Australia
McPherson, Robert B	United States
Meadows, Kevin R	United States
Mearse, William E	United States
Medforth, Timothy	United Kingdom
Mehta, Manish J	United States
Melnbardis, Dennis Ivars	Canada
* Melnicoff, Richard M	United States
Mendonca, Lourenco	Brazil
Mendoza, Andrew	United Kingdom
Menner, S Kurt	United States
Mennesson, Thierry	France
Mercier-James, Laurent	France
Merlo, Jair F A	Brazil
Merrihue, Jeffrey	United States
Merrill, Allen	United States
Merrill, Chris M	United States
Mesoy, Tor	Norway
Meyer, Carol E	United States
Meyer, Thomas D	Switzerland
Meyercord, Ross A	United States
Miguel Luno, Valentin Andres de	Spain
Miller, James N	United States
* Miller, Jeffrey	United States
Miller, Julie E	United States
* Miller, Kurt H	United States
Miller, Myke L	United States
Miller, Natasha Elizabeth Jane	United Kingdom
Miller, Neil	United Kingdom
Miller, William J	United States
Mills, Stephen Anthony	United Kingdom
Milner-Brown, Ian David	United Kingdom
Milward, Alexander William	United Kingdom
Miner, Kelly B	United States
Miret, Raimon	Spain
Misawa, Kazufumi	Japan
Miskuf, Lubos	Czech Republic
Mitani, Koji	Japan
Mitchell, Clarence	United States
* Mitchell, James E	United States
Mitchell, James D	United States
Mitchell, Kenneth	United States
Miyashita, Kuniyuki	Japan
Modruson, Frank B	United States
Moe, Stein Erik	Norway
Mogensen, Peter Steen	Denmark
Moldauer, Thomas Weld	United States
Molineux Jr, Frederick	United States
Mollenkamp, Steve	United States
Molnar, Paul E	United States
Monnerat, Beat R	Switzerland
Moody, Perry S	United States
Moomau, Steven K	United States
Mooney, Noel C	Ireland
Moore, Lee Tony	United Kingdom
Moore, Peter John	United Kingdom
Moore, R Alan	United States
Moore, Terry L	United States
Moors, Jamie R	Australia
Morales, Jose	United States
Morales Sanchez, Carlos	Spain
Moran, Brian J	United States
Morandi, Roberta	Italy
Morchio, Marco	Italy
Morelle, Quentin	Belgium
Morelli, Michele	Italy
Morgan, Guy V	United Kingdom
Mori, Masakatsu	Japan
Morison, Michael M	United States
Morris, William F	Canada
Moskovitz, David I	United States
Motoi, Chie	Japan
Mottershead, Karyn J	Australia
Mouchous, Eric R	France
Moufle, Jean-Francois F	France
Mouille, Christophe	France
* Mowat, David John	United Kingdom
* Muck, Randall F	United States
Mueller, Josef C	United States
Mueller, Keith H	United States
Muir, David G	United States
Mulani, Narendra P	United States
Mullahy, Dennis A	United States
Muller, Donovan Herbert	South Africa
Muller, Laura D	United States
Mullin, Daniel S	United States
Mulvad, Henrik R	Denmark
Muncheberg, Hans-Joachim	Germany
Muniz, Cesar	Mexico
* Munk, Ronald	Brazil
Muraoka, Nobuhiko	Japan
Murashima, Katsuya	Japan
Murayama, Tohru	Japan
Murfet, Tim	United Kingdom
Murray, Alistair	United Kingdom
Muskat, David S	United States
* Myers, Scott D	United States
Nadjar, Joel	France
Naef, Ralf	Switzerland
Nagayama, Tatsuya	Japan
Nair, Ramesh B	Malaysia
Nair, Remash Kumar	Singapore
Naish, Andy	United Kingdom
Nakamura, Yuji	Japan
Nakashima, Yasuo	Japan
Nanterme, Pierre	France
Naouri, Gerard	France
Narcomey, Kevin O	United States
Nargolwalla, Tanya	Canada
Naset, Michael R	United States
Nash, Russ	United States
Nashawaty, Keith C	United States
Naugle, Christina L	United States
Naylor, Sergio A	Brazil
Needleman, Michael Paul	United Kingdom
Neidlein, Axel	Germany
Neiger, Thomas H	United States
Newall, Mark R	United Kingdom
Newman, Robert K	United States
Newton, Keith G	Australia
Nguyen, Linh C	Uruguay
Nhlapo, Mandla Bikwa	South Africa
Nibourel, Christian	France
Nichols, David L	United States
Nichols, John K	United States
Nichols, W Anthony	United States
Nikolic, Drazen	Germany
Nippard, Darren	Canada
Nishimura, Hiroyuki	Japan
Nishimura, Yuji	Japan
* Nogueira, Petronio G	Brazil
Nolan, Thomas F	United States
Nollmann, Walter G	United States
Nolte, Michael	Germany
Nomoto, Yoshihiro	Japan
Norris, A Joe	United States
Northcutt, Robert Lewis	United States
Notley, Ian Matthew	United Kingdom
Nuez Campos, Francisco Jose	Spain
Nukui, Seiichiro	Japan
Nunes, Luis Rafael Leite	Portugal
Oakes, Mark	United Kingdom
Oakley, Matt	United Kingdom
Oates, Jeremy	United Kingdom
Oblak, Thomas O	United States
O'Brien, Calvin A	Australia, United Kingdom
O'Brien, David	United Kingdom
O'Brien, John M	United Kingdom
O'Brien, Patricia B	United States
O'Byrne, James F	Ireland
O'Connell, Brian Anthony	United States
O'Connell, Geoffrey	United States
O'Connor, Bruce L	United States
O'Connor, John L	United States
O'Dea, Frank J	Ireland
Oesterman, Per Uno	Sweden
O'Halloran, John Patrick	United States
Ohzono, Hiroaki	Japan
O'Keefe, Robert F	United States
Oliveira, Alexandre Manuel	United States
Ollagnier, Jean-Marc E	France
Olmos Lopez, Pedro	Spain
O'Mahony, Rosemary M	Ireland
Ootam, Azad	United Kingdom
O'Reilly, Kathleen T	United States
O'Riordan, Anne	Ireland
Orlowicz, Michael L	United States
Orr, Stuart A H	United Kingdom
Oshima, Cary Satoshi	United States
Ososami, Bode Adesoga	Nigeria
O'Sullivan, Oonagh	Ireland
Otley, Philip	Australia
Ouellette, Robert	Canada
Ouziel, Sylvie	France
Overaas, Nils	Norway
Oyama, Stanley M	United States
Ozdemir, Cenk O	Turkey
Padmore, Elizabeth J	United Kingdom
Page, Stephen Dowland	Australia, United Kingdom
Pain, Michael G	Australia
Pallasaho, Jarkko	Finland
Palmela, Jorge	Portugal
Palmer, Dawn Elizabeth	United States
Palmer, Jerry L	United States
Palmer, Michael E	United States
Palmer, Robert O	United States
Paniagua, Purificacion	Spain
Parbhoo, Harshad Parsot	South Africa
Parke, Shep	United States
Parks, Jess I	United States
Parsell, Craig W	Australia
Patel, Aseet A	Australia, United Kingdom
Patel, Piyush M	United Kingdom
Pato Rodriguez, Abelardo	Spain
Patrick, Rich	United States
Patton, Eric W	United States
Paul, Sam A	United States
Pearson, Mark H	United Kingdom
Pearson, Susan R	United States
Peden, Alison	United Kingdom
* Pedranzini, Carlos	Brazil
Pennifer, Peter Kieron	United Kingdom
Pennington, Howard	United States
Pepping, David W	United States
Percy, John Edward	United Kingdom
Pereira, Luis Sant'ana	Portugal
Perez Gasca, Gonzalo	Spain
Perry, William D	United States
Petchon, Steven B	United States
Petersen, David T	United States
Peterson, Annette N	United States
Petropulos, Anastasia	United States
Petty, Darrell L	United States
Pfaffhausen, Henning	Germany
Pfeifer, Andreas Michael	Germany
Pfeifer, Michelle B	United States
Pfeiffer, Walter	Germany
Phalin, Gregory Thomas	United States
Phanord, Edwin M	Haiti
Phelps, William A	United States
Phillips, Judith A	United States
Phillips, Mark D	United Kingdom
Phillips, Richard E	United States
Pian, Massimiliano	Italy
Pierron, Jean-Marie	France
Piispanen, Elina Inkeri	Finland
Pike, Thomas H	United States
Pili, Audie T	Philippines
Pillinger, Willy	Switzerland
Pineau, Thierry	France
Pinheiro, Guilherme J	Brazil
Pinkl, Juergen	Germany
Pint, Kevin J	United States
Pisanu, Giovanni Mario	Italy
Pisciotta, V Charles	United States
Pitt, Robert Charles	United Kingdom
Piyarali, Ali	United States
Plaza, Adan	Spain
Plesko, David E	United States
Podrebarac, Matthew J	United States
Poggenpohl, Teresa L	United States
Poindexter, John W	United States
Poisson, John P	United States
Poitou, Jean-Laurent	France
Polishook, Debra A	United States
Politoski, James	United States
Politte, Chris E	United States
Pollan, Thomas D	United States
Pollari, Kevin A	United States
Polson, Verdele C	Canada
Pool, Edward F	United States
Pope, Michael G	United States
Poppleton, Andrew David	United Kingdom
Pordelanne, Santiago Roberto	Argentina
Porges, Michael A	United States
Porter, Charles H	United States
Porter, James	Ireland
Porter, Simon Ross	Australia
Portman, Eric A	United States
Potts, Parrish K	United States
Pounds, Blake A	United States
Pouyfaucon, Pierre	France
Powell, Grant D	Australia
Pramer, David M	United States
Preiss, Friedrich J	Germany
Prett, Penelope G	United States
* Price, Roderick C	United States
Primavera, Paul E	United States
Prince, Barry	United Kingdom
Pritchard, Sarah Gillian	United Kingdom
Pryor, Gregory	United States
Przewloka, Andreas	Germany
Puechbroussou, Patrick	France
Puopolo, Scott A	United States
Purks, Robert	United States
Pusey, Gary Stephen	United Kingdom
Pylkko, Juha J	Finland
Quilligan, Aidan	Ireland
Quinones, David B	United States
Quiring, Kevin N	United States
Racioppo, Stephen G	United States
Radvany, David E	United States
Raghavan, Sadeesh	Malaysia
Railey, Cheryl C	United States
Raimondo, Paolo	Italy
* Rainey, Michael A	United States
Raj, Soneel	United States
Rajput, Rajiv	Canada
Rambicur, Jean-Francois	France
Ramirez Fuentes, Maria Angeles	Spain
Ramos, Antonio Carlos M	Brazil
Ramsay, Jack	United Kingdom
Ramsey, L Craig	United States
Ramsey, Steven S	United States
Ramstad, Arne H	Norway
Rao, Prakash A	India
Rataj, Tobias	Czech Republic
Rauen IV, Philip J	United States
Rautenberg, Justin	Germany
Rawal, Dhiren	United Kingdom
Ray, John R	United States
Ray, Matthew V	United States
Rayet, Jazz	United Kingdom
Raynes, Gregory S	United States
Rea, Craig	United Kingdom
Recker, Bernd	Germany
Redding, Michael J	United States
Reedy, Kevin P	United States
Regan, David M	Ireland
Rehm, Michael	Germany
Reid, David	United Kingdom
* Reid, Philippa	United Kingdom
Reil, Werner	Germany
Reimers, Holger	Germany
Relf, Jeffrey Todd	United States
Remark, Hans-Peter	Germany
Rempe, Denise A	United States
Rene, Rick H	United States
Rennekamp, Frank	Germany
Rennie, Gavin Henry	United Kingdom
Ressler, Daniel W	United States
Rettie, C Ann	United States
Rey, David A	United States
Reznik, Gene	United States
Rheinberger, Bernhard	Germany
Riaz, Umar	United States
* Ribeiro, Francisco Jose V	Brazil
Ribeiro, Pedro M	Portugal
Rice, Daniel Francis	United States
Rich, David B	United States
Richards, David T	United Kingdom
* Richards, Donald J	United States
Richardson, Paul	United Kingdom
Richman, Seth W D	United States
Riden, Victor Beech	United States
Rider, Gill A	United Kingdom
Riedel, Jeffrey Marden	United States
Riemensperger, Frank	Germany
Riggert, Thomas	Germany
Ringo, Timothy A	United States
Rippert, Donald J	United States
Ritchie, Robert Mackellar	Brazil, United Kingdom
Rivas Perez, Antonio	Spain
Roald, Eivind	Norway
Roatch, Stephen S	United States
Robbe, Alain L	France
Robbins, James Alton	United States
Robbins, Rick	United States
Roberts, Beth Karin	United States
Roberts, David A	United States
Roberts, David T	United States
Roberts, Gregory C	United States
Roberts, Neville	United Kingdom
Robertson, Mark Roger	United Kingdom
Robinson, Dean C	Australia
Robinson, Marcus D	United Kingdom
Robinson, Timothy	United Kingdom
Roby, Anthony	United Kingdom
Roddy, John R	United States
Rode, Mark A	United States
Rodri, Buffie D	United States
Rogalski, Michael J	United States
Rohleder, Stephen J	United States
Rojas Seguido, Jesus	Spain
Rollins, John D	United States
Romanow, John M	United States
Ron, David Zvi	United States
Rose, Scott M	United States
Ross, David A	United States
Rossi, Alessandro	Italy
Rossi, David A	United States
Rossi, Henry T	United States
Rotondo, Marco	Italy
Rouls, David M	United States
Rovinski, Francis J	United States
Rovira Rius, Rafael	Spain
Rowland, David P	United States
Rowlands, David	United Kingdom
Rowlands, Mark Graham	United Kingdom
Rowley, Michael L	United States
* Ruchon, Patrice	France
Rudin, Michael D	United States
Rundshagen, Michael	Germany
Runyon, C Holly	United States
Rusinko, Michael J	United States
Russell, Jeffrey S	Australia, Canada
Russell, Michael J	United States
Russell, Simon William	United Kingdom
Rust, Carlos E	Brazil
Ruth, Sverre	Norway
Rutherford, Kate	United Kingdom
Rutigliano, Elizabeth L	United States
Rutledge, Christopher R	United States
Ryan, Mark J	Ireland
Ryan, Richard A	United States
* Ryan, Shane B	Australia
Sa Couto, Luis Jose	Brazil, Portugal
Saba, Bryan Richard	United States
Sabatakakis, Kyriacos	Greece
Sachmann, Carsten	Denmark
Sagoo, Anoop	United Kingdom
Saka, Yasushi	Japan
Salera, Marco	Italy
Salgado Sarria, Graciela	Argentina
Salouk, Marcus	Australia
Saluja, Sushil	United Kingdom
Samara, Heron A	Brazil
Sampathkumar, Sudarshan	India
Sample, Katherine J	United Kingdom
Samuelsson, Anneli	Sweden
Sanchez Hernandez, Maria Aranzazu	Spain
Sandbaek, Liv Guri	Norway
Sandberg, Tonje	Norway
Sanders, Kathryn Ann	United States
Santos, Joao C	Portugal
Santos, Paulo	Portugal
Sanz Jimenez, Maria Jose	Spain
Sargent, Scott Richard	United States
Sato, Tsuyoshi	Japan
Saugen, Douglas W	United States
Sauter, Michael	Austria
Saydah, Paul Ferris	United States
Scalet, Kenneth	United States
Schachtel, Wayne J	Canada
Schaeffer, Eric	France
Schaffner, William A	United States
Scheier, Robert H	United States
Schelzel, Dieter Helmut	Germany
Scherer, Guido	Switzerland
* Schettino Mattos, Jose Roberto	Brazil
Scheuer, Ricardo	Argentina
Schlegel, Daniel A	Switzerland
Schleuter, Hubertus	Germany
Schmidt, Elisabeth S	United States
Schmidt, John H	United States
Schnabel, Stephanie K	United States
Schneider, Ingrid	Germany
Schneider, Stefan	Germany
Scholtissek, Stephan	Germany
Schotte, Jan L	Belgium
Schrimsher, Denise M	United States
Schroeder, Andreas	Germany
Schroeder, Rikard	Sweden
Schuerbuescher, Dirk	Germany
Schuler, Andreas Hermann	Germany
Schuler, Mark A	United States
Schultz, Joseph M	United States
Schulz, Michael X	Germany
Schulz, Rolf	Germany
Schumacher, Torsten	Germany
Schuster, Pablo D	Argentina
Schuuring, Marc	The Netherlands
* Schwarzbach, Stephen T	United States
Schwenger, Thomas D	United States
Schworer, Michael	Germany
Scimo, Michael D	United States
Scolini, Anthony J	United States
Scott, Charlene A	South Africa
Scott, Cheryl Anne	Canada
Scozzafava, Adriana	Spain
Scrivner, Douglas G	United States
Seah, Chin Siong	Singapore
Sedgass, Dana H	United States
Sedgwick, D Glenn	Australia
Seguin, Pierre-Louis	France
Seikel, M Andrew	United States
Sekido, Ryoji	Japan
Selden, Angela K	United States
Sell, Robert Elliott	United States
Sell, Stephen M	United States
Sellers, Douglas W	United States
Selmer, Christian	Norway
Semmer, John F	United States
Senba, Takayasu	Japan
Seong, Nakyang	South Korea
Seppala, Ari T	Finland
Sepple, John S	United States
Seraphim, Ralph Peter	Germany
Servant, Jean-Michel Michel	France
Serve, Jean-Marc E	France
Shachoy, N James	United States
Shane, Steven R	United States
Shatto, David P	United States
Shaw Jr, George P	United States
Sheibley, Philip B	United States
Sheldon, Grant S	Australia
Sherman, Leonard	United States
Shields, Francis X	United States
Shimodoi, Takashi	Japan
Shimota, Michael T	United States
Shinbo, Hiroshi	Japan
Shine, Sean	Ireland
Shook, Ellyn Jo	United States
* Siber, Richard S	United States
Sickles, Todd A	United States
Sidarto, Julianto	Indonesia
Sieber, Glenn A	United States
Siegel, Gary Laurence	United States
Sifaoui, Riadh	Tunisia
Sikora, James J	United States
Silbert, Kenneth S	United States
Silen, Markku T	Finland
Silva, Afonso	Portugal
Silverstone, Yaarit Annette	South Africa
Simmerman, Stephen Sanders	United States
Simmonds, Andrew J	United Kingdom
* Simoes, Vasco	Brazil
Simon, Richard E	United States
Simonitsch, Janet M	United States
Simons, Catherine M	Canada
Simons, Janet A	United States
Simons, Theo Jan	The Netherlands
Simpson, Peter	United Kingdom
Sinensky, Arthur	United States
Singleton, Todd W	United States
Sinner, Andrea P	United States
Sirianukul, Ravi	Thailand
Sivo, Michael J	United States
Skan, Julian	United Kingdom
* Skelly, Thomas J	United States
Skiba, Thomas M	United States
Skinner, Steven G	United States
Skirrow, Fraser	Canada, United Kingdom
Skodny, Peter	Slovak Republic
Skov, Ole	Denmark
Slattery, Ian Daniel	Ireland
Smart, Jill B	United States
Smertnig, Roland	Austria
Smit, Jan-Coen	The Netherlands
Smith, David A	United States
Smith, Iain S	United Kingdom
Smith, Jeffrey R	United States
Smith, Nigel	United Kingdom
Smith, P Dean	Australia
Smith, Richard R	United States
Smith, T Baker	United States
Smyth, Russell Robert	Australia
Smyth-Osbourne, Robin D	United Kingdom
Snedden, Doug	Australia
Snopkowski, John J	United States
Snyder, Stephen C	United States
Sobon, Wayne P	United States
Socher, Larry M	United States
Sokol, Julie A	United States
Soles, John H	Canada
Solomon, Jon David	United States
Solomon, Lawrence F	United States
Solomon, Stuart L	United States
Sontheimer, Thomas	Germany
Soobiah, Sham	South Africa
* Sousa, Claudio	Brazil
Sovereign, Christine T	United States
Spann, Thomas K	United States
Sparkes, Julian A	United Kingdom
Sparks, M Scott	United States
Spaziani Testa, Marco	Italy
Spelman, Mark Gerald	United Kingdom
Sprows, David G	United States
Spurr, Thomas H	United States
Squire, David	United Kingdom
Squire, Paul M	United Kingdom
Staley, Timothy John	Australia
Stange, Eric Siegfried	United States
Stanley, Craig M	United States
Starr, Charles E	United States
Starrs, Andrew	United Kingdom
Staton, John T	United States
Stayin, Gregory S	United States
Steelberg, Derek A	United States
Stefanchik, John M	United States
Steiner, Morten B	Denmark
Steinman, Dan P	United States
Stengel, Andrew B	United States
Stephenson, Grant R	Australia
Stern, Joel A	United States
Sternberg, Marcelo Daniel	Argentina
Stewart, Ronald Edwin	United States
Stilerman, David E	Argentina
Stocker, Jeffrey A	United States
Stoke, Mark P	New Zealand, United Kingdom
Stolar, Glenn A	United States
Stolarski, James R	United States
Stoll, Ken B	United States
Stoll, Manfred	Germany
Stops, Wendy M	Australia
Storm, Gregory L	United States
Stout, Jeffrey H	United States
Strange, Brian G	Australia
Strauss, Terri E	United States
Strauss, Willem	South Africa
Stromso, Per Erik	Norway
Struntz Jr, James P	United States
Styve, Michael B	United States
Sualdea Martin, Jesus Manuel	Spain
Suh, Robert	United States
Sulaiman, Adedotun	Nigeria
Sullivan, Andrew J	United States
Sullivan, Michael P	United States
Sundean, John A	United States
Sunderman, Sheryl K	United States
Supron, Gregory J	United States
Surroca Martin, Alfredo Pablo	Spain
Sutcliff, Michael R	United States
Svensson, Bente	Norway
Swallow, Philip Walter	United Kingdom
Swanback, Michelle R	United States
Sweeney, Gregg M	United States
Sweeney, Michael S	United States
Switek III, Michael John	United States
Sylvester, Paul Joseph	United States
Takeda, Tomokazu	Japan
Takeda, Yasumasa	Japan
Tamietti, Marcello	Italy
Tamminga, Philip J	United States
Tamura, Seiichi	Japan
Tapp, Robin	United Kingdom
Tarres, Esther	Spain
Tate, Kelly F	United States
Tatum, Gregory L	United States
Tavares, Joao Antonio	Portugal
Tavares, Joao Pedro	Portugal
Taveras, Luis Emilio	United States
Tayloe, Keith E	United States
Taylor, J Guy	United Kingdom
Taylor, Richard John	United Kingdom
Taylor, Roxanne	United States
Taylor, Stanton J	United States
Taylor, Stuart W	United Kingdom
Taylor, Vincent	United States
Teglia, Dean J	United States
Teo, Lay Lim	Singapore
Terada, Yoshimasa	Japan
Terol, Philippe	France
Terry, Thomas F	United States
Terzioglu, Atilla	United States
Tetley, Allan Lord	Canada
Thean, Nam Yew	Malaysia
Thien-Ngern, Orapong	Thailand
Thiollier, Marc	France
Thomas, Gerhard P	Germany
Thomas, Glenn J	United States
Thomas, J Dil	United Kingdom
Thomas, Steven	United Kingdom
Thomlinson, David Charles	United Kingdom
Thompson, Bryce B	Australia
Thomson, Andrea K	United States
Thomson, Steve J	United Kingdom
Thon, Andreas	Germany
Thornton III, Thomas Holman	United States
Thorson, Gregory A	United States
Thorwid, Carl-Peter	Sweden
Thuraisingham, Raja	Malaysia
Tideman, Douwe Derk	The Netherlands
Tielkes, Petra	Germany
Tillinger, Mark A	United States
Tillman, Matthew A	United States
* Tilton, Michael S	United States
* Tinkham, Elizabeth A	United States
Titens, Stacey	United States
Titus, Jerry Robert	United States
Titzrath, Barbara H	Germany
Todte, Henning	Germany
Tokmakian, Ross H	United States
Tominaga, Takashi	Japan
Toole, Sean David	United States
Toomey, Philip M	Ireland
Toyoda, Makoto	Japan
Trafas, Judy B	United States
Trafton, William L	United States
Tresarrieu, Hubert	France
Trout, Mark C	United States
Trowhill, James K	United States
Tsai, Jack	Taiwan
Tsantes III, George K	United States
Tsien, Patricia Y	United States
Tsuchida, Yasuhiko	Japan
Tucker, Donald E	United States
Turner, Brett A	Australia
Tuthill, Martha R	United States
Tynan, Thomas G	United States
Ukaji, Tomomi	Japan
Ullyatt, Martin Derek	United Kingdom
Urakami, Yujiro	Japan
Urson, Arnold R	South Africa
Usami, Ushio	Japan
Usman, Sajid	United States
Uzeel, Luc J	France
Vacirca, Fabio Pietro	Italy
Valerian, Francois	France
Vallaster, Mark Alan	United States
Valtakari, Risto	Finland
van de Meent, Joost	The Netherlands
van den Goor, Geert	The Netherlands
van den Meiracker, Maud M	The Netherlands
Van der Biest, Luc	Belgium
Van der Ouderaa, Edwin	Belgium
van der Spek, Tom	The Netherlands
Van Der Ziel, Julienne	United States
Van Horn Jr, Thomas F	United States
van Rosendaal, Michel A M	The Netherlands
Vanderslice, Peter	United States
Vandevelde, Jean M	France
Van't Noordende, Alexander	The Netherlands
VanWie, Jeffrey G	United States
VanWingerden, Robert Douglas	United States
Varley, Stephen A	United Kingdom
Varner, C Clark	United States
Vautier, Andrew James	United Kingdom
Velders, Hendrik J	The Netherlands
Venohr, Bernd	Germany
Vercaemer, Jerome	France
Verma, Pallavi	United States
Vernocchi, Marco	Italy
Veron, Eric R	France
Vervisch, Rik M	Belgium
* Vestri, Gregory L	United States
Vicente, Paulo Vilares	Portugal
Vickery, John	United States
* Vidal, Olivier	France
Vidal, Philippe	France
Villaume, Philippe	France
* Villela, Jose Carlos	Brazil
Vinet, Patrice	France
* Virani, Aziz	United States
Virnich, Georg Hans	Germany
Vlasimsky, Stan M	United States
Voelker, Bruce D	United States
Vogel, Gil J	United States
Vogel, L Thomas	United States
Volkmann, Curt	United States
Von Donop, Toennies-Hilmar	Germany
von Drehnen, Druvaan B	Australia
von Lewinski, Hans Georg	Germany
Vranken, Jos I	Belgium
Vrouenraets, Marc A J M I	Denmark
Vulej, Sergio F	Argentina
Wachtel, Ouri	France
Wagner, Todd R	United States
Wahlstrom, Cathinka E	United States
Wakil, Salman	Canada
Walker, Jamie D	United States
Walker, Patricia H	United States
Walker, R Brian	Canada
Wallace, John A	United Kingdom
Walsh, John F	United States
Walters, Gordon	United Kingdom
Wang, Bo	United States
Warasila, Peter D	United States
Ward, Carl	Australia
Ward, Christopher L	United States
Ward, Nicholas J	United States
Warner, Richard Anthony	United Kingdom
* Washington, Henrique L	Brazil
Watanabe, Nobuhiko	Japan
Watine, Frederic	France
Watmore, Ian Charles	United Kingdom
Watson, Doug F	United States
Way, William G	United States
Wearing, Christopher Antony	United Kingdom
Webster, Barry J	United States
Weerasekera, Ruwan Upendra	United Kingdom
Wehrkamp, Olaf	Germany
Weigert, Peter	Germany
Weingast, Joshua A	United States
Weir, Sean	United Kingdom
* Weisel, John T	United States
Wells II, Marshall J	United States
Wenker, Shari K	United States
Were, Hugo Giles	United Kingdom
Werthschulte, Stephan	Germany
West, Andrew Douglass	United Kingdom
Westcott, Kevin Alistair	United States
Westlake, Adrian	United Kingdom
Wetzer, Michael	United States
Wheeler, Richard T	United States
Whelan, James F	United States
Whisler III, Arnim E	United States
White, Duncan McCulloch	United States
White, Scott B	United States
Whitehouse, Clive Henry Hague	United Kingdom
Whitehouse, Simon John	United Kingdom
Whiteing, David John	Australia
Wicha-Krause, Baerbel	Germany
Wick, Steve D	United States
Widmer, Adrian	Switzerland
Wiig, Phillip M A	Denmark
Wilcox, Stephen A	United States
Wildblood, Angus Garvin	United Kingdom
Wildeboer, Harry	The Netherlands
Wildman, Richard John	United Kingdom
Wilkins, David Edward	United States
Wilkinson, Greg	United Kingdom
Willford, Mark R	United States
Williams, Andy M	United Kingdom
Williams, Mark C	United States
Williams, Phil James	United Kingdom
* Willis, Randall L	United States
Willis, Steve	Australia
Wilson, Andrew	Australia
Wilson, David C	United Kingdom
Wilson, David A	United States
* Wilson Jr, Jackson L	United States
Wilson, Jon H	United States
Wilson, Paul R	United Kingdom
Wilson, Todd S	United States
Winberg, Ole	Denmark
Winston, Richard B	United States
Winter, Larry A	United States
Wise, Theresa	United Kingdom
Wisser, Andreas	Germany
Wolak, James Victor	United States
Wolf, C David	United States
Wolf, Rudiger H	United States
Wollan, Robert E	United States
Wong, James P	Hong Kong
Wong, Vincent Wah Kit	Singapore
Wootton, Gilbert D	United States
Worley, Andrew W	United Kingdom
Wright, Rodney N	United States
Wroblewski, Joseph Paul	United States
Wu, Garret R	United States
Wulf, C Cristian	Argentina
* Wylie, Steve	United Kingdom
Yacobi, John A	United States
Yadgar, Michael Joseph	United States
Yalcin, Ahmet	Germany
Yazawa, Naoyuki	Japan
Yen, Peter H	Hong Kong
Yonezawa, Soichi	Japan
Yoshida, Masahiro	Japan
Yoshimoto, Yasunori	Japan
You, Harry L	United States
Younger, Mark P	United Kingdom
Ytterdal, Idar	Norway
Zadeh, Arjang	United Kingdom
Zahm, Robert R	United States
Zainal Abidin, Noor Azlin	Malaysia
Zamora Reinoso, Alberto	Spain
Zaniker, Jeffrey C	United States
Zapater, Ignacio	Spain
Zatland, Stephen	United Kingdom
Zealley, John Kenelm	United Kingdom
Zerbe, John A	United States
Ziegler, Marco	Germany
Ziirsen, Allan	Denmark
Zimmerman, Andrew B	United States
Zingg, Jerome Douglass	United States
Zunker, GL	United States
Zutovsky, Stephen Ross	United States
Zwane, Debbie Masithole	South Africa
Zweig, Miguel D	Argentina

STICHTINGS

Stichting Naritaweg I              The Netherlands (place of organization)
Naritaweg 155
1043 BW Amsterdam
The Netherlands

Stichting Naritaweg II             The Netherlands (place of organization)
Naritaweg 155
1043 BW Amsterdam
The Netherlands

* This Voting Provision Person has transferred the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, all or a portion of his or her shares to a charity or an estate-planning vehicle.

      (CLASS X COMMON SHARES)

        This Amendment No. 6 amends and supplements the Statement on Schedule 13D, filed on February 14, 2002, as amended and restated by Amendment No. 1 thereto, filed on May 22, 2002, as further amended and restated by Amendment No. 2 thereto, filed on March 5, 2003, as further amended and restated by Amendment No. 3 thereto, filed on July 15, 2003, as further amended and restated by Amendment No. 4 thereto, filed on November 26, 2003, and as further amended by Amendment No. 5 thereto, filed on March 29, 2004 (as amended, the “Statement”), with respect to the Class X common shares, par value $0.0000225 per share, of Accenture Ltd. This Amendment No. 6 is being filed principally because Accenture Ltd has redeemed Class X common shares (defined in Item 1) held by certain Voting Provision Persons. In connection with the redemptions, Appendix A, Annex A, Annex B and Annex C to the Statement are being amended and restated to reflect such redemptions and any additional updates thereto. Unless otherwise defined herein, terms defined in the Statement and used herein shall have the meanings given to them in the Statement.

ITEM 1. SECURITY AND ISSUER

No Amendment.

ITEM 2. IDENTITY AND BACKGROUND

No Amendment.

ITEM 3. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

No Amendment.

ITEM 4. PURPOSE OF TRANSACTION

No Amendment.

ITEM 5. INTERESTS IN SECURITIES OF THE ISSUER

No Amendment.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

        Item 6 is amended, in pertinent part, to add the following statement:

“On April 28, 2004, Accenture Ltd and certain selling shareholders entered into an Underwriting Agreement (the "Underwriting Agreement") with certain underwriters, which is  filed as an exhibit to this Schedule. Pursuant to the Underwriting Agreement, Accenture Ltd and such selling shareholders sold an aggregate of 57,500,000 Class A common shares   to the underwriters on May 4, 2004. The underwriters purchased the Class A Common Shares from Accenture Ltd and the selling shareholders at $22.8420 per share and resold   to the public at $23.50 per share. Certain Voting Provision Persons were selling shareholders.”

ITEM 7. MATERIALS TO BE FILED AS EXHIBITS.

        Item 7 is amended, in pertinent part, to add the following Exhibit:

  “ J. Underwriting Agreement, dated as of April 28, 2004, among Accenture Ltd, Accenture SCA, the underwriters named in Schedule I thereto and the Selling Shareholders named in Schedule II thereto (incorporated by reference to Exhibit 1.2 to Post-Effective Amendment No. 1 to Registration Statement on Form S-3 filed on April 29, 2004).

SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: June 14, 2004

                                        By: /s/ Douglas G. Scrivner
                                            -------------------------------
                                            Name:  Douglas G. Scrivner
                                            Title: Attorney-in-Fact

ANNEX A

INFORMATION REQUIRED AS TO PROCEEDINGS DESCRIBED IN ITEMS 2(D) AND 2(E)

None.

ANNEX B

ITEM 5(A). DESCRIPTION OF SHARES AS TO WHICH THERE IS A RIGHT TO ACQUIRE WITHIN 60 DAYS

None.

ANNEX C

ITEM 5 (C).    DESCRIPTION OF ALL TRANSACTIONS IN THE CLASS X COMMON SHARES EFFECTED DURING THE LAST 60 DAYS BY THE VOTING PROVISION PERSONS.

None.     However, in connection with the disposition of Accenture SCA Class I common shares and Accenture Canada Holdings exchangeable shares by certain Voting Provision Persons in the ordinary course of business and pursuant to the Accenture Share Management Program, during the 60-day period ending on June 3, 2004, Accenture has redeemed an aggregate of 27,897,049 Class X Common Shares previously held by Voting Provision Persons other than Stichting Naritaweg I and Stichting Naritaweg II, 3,519,340 Class X Common Shares previously held by Stichting Naritaweg I and 3,454,638 Class X Common Shares previously held by Stichting Naritaweg II.

END OF FILING